                                MERGER AGREEMENT

         THIS MERGER AGREEMENT (the "Agreement") is dated as of November 12, 2002, by and among SURG II, INC., a Minnesota corporation ("Surg"), CQ ACQUISITION, INC., a Minnesota corporation and wholly-owned subsidiary of Surg ("Merger Sub"), and CHIRAL QUEST, LLC, a Pennsylvania limited liability company ("Chiral Quest").

                               W I T N E S S E T H

         WHEREAS, the Boards of Directors of Surg, Merger Sub and Chiral Quest have determined that it is in the best interests of such companies and their respective shareholders or members to consummate the merger of Chiral Quest with and into Merger Sub with Merger Sub as the surviving corporation (the "Merger") in accordance with this Agreement and a Plan of Merger in the form set forth in EXHIBIT A attached hereto (the "Plan of Merger");

         WHEREAS, Surg, as the sole shareholder of Merger Sub, has approved this Agreement, the Plan of Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the MBCA;

         WHEREAS, pursuant to the Plan of Merger, among other things, the outstanding membership interests of Chiral Quest shall be converted into the right to receive upon the Effective Time (as hereinafter defined), the Merger Consideration (as hereinafter defined); and

         WHEREAS, the parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan.

         NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

         "Affiliate" has the meaning as defined in Rule 12b-2 under the Exchange Act, as such regulation is in effect on the date hereof.

         "Board of Directors" means, with respect to Surg and Merger Sub, the duly constituted board of directors of Surg and Merger Sub, respectively, with all the rights, powers and obligations provided by the articles of incorporation and bylaws of Surg and Merger Sub and the MBCA, and with respect to Chiral Quest, the duly constituted management committee / board of directors of Chiral Quest, with all the right, powers and obligations provided by the certificate of organization and Operating Agreement of Chiral Quest and the LLCL.

         "Chiral Quest Membership Units" means the units of membership interest of Chiral Quest described in the Operating Agreement.

         "Code" has the meaning ascribed thereto in the preambles to this Agreement.

         "Effective Date" has the meaning as set forth in SECTION 2.1(C) hereof.

         "Effective Time" has the meaning ascribed thereto in SECTION 2.1(C) hereof.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

         "Exchange Ratio" means the number equal to the quotient of (i) the product of two (2) times the number of shares of Surg Common Stock outstanding immediately prior to the Effective Time, divided by (ii) the number of Chiral Quest Membership Units outstanding immediately prior to the Effective Time on a fully-diluted basis, but excluding up to 1,150,000 units issuable upon the exercise of options granted to Alan D. Roth, as described on SCHEDULE 3.3 hereof.

         "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

         "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

         "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject any Person to any imposition of costs or liability under any Environmental Law.

         "Knowledge" means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if any officer, manager, member of the Board of Directors or other management personnel or key employee of such Person had Knowledge of such fact or other matter.

         "LLCL" means the Pennsylvania Limited Liability Company Law of 1994, as codified at Title 15, Chapter 89 of the Pennsylvania Code.

         "Material Adverse Effect" means, with respect to an entity, any condition, event, change or occurrence, individually or collectively, that has had or may reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

         "MBCA" means the Minnesota Business Corporations Act, as codified at Chapter 302A of the Minnesota Statutes.

         "Members" means the holders of outstanding Chiral Quest Membership
Units.

         "Merger" has the meaning ascribed thereto in the preambles of this Agreement.

         "Merger Consideration" means the shares of Surg Common Stock issuable in connection with the Merger upon conversion and exchange of the Chiral Quest Membership Interests, in accordance with SECTION 2.2.

         "Minnesota Articles of Merger" means the articles of merger in substantially the form attached hereto as EXHIBIT B.

         "Operating Agreement" means all agreements to which all Members are a party that govern the management and operation of Chiral Quest and the rights and obligations of the Members, including that certain Operating Agreement dated October 4, 2000.

         "Pennsylvania Certificate of Merger" means the certificate of merger in substantially the form attached hereto as EXHIBIT C.

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

         "Proxy Statement" has the meaning ascribed thereto in SECTION 6.4.

         "Release" means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

         "Required Surg Proposal" has the meaning ascribed thereto in SECTION 6.4(A).

         "Requisite Chiral Quest Member Vote" means the approval of this Agreement and the adoption of the Plan of Merger in accordance with the LLCL and the Operating Agreement.

         "Requisite Surg Shareholder Vote" means the approval of the Surg Proposals in accordance with the MBCA and the Articles of Incorporation (as amended) of Surg.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

         "Subsidiary" means, with respect to any entity, each corporation, partnership, limited liability company or other organization in which such entity owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation, partnership, limited liability company or other organization and shall, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such entity.

         "Surg Common Stock" means the common stock, $.01 par value per share, of Surg.

         "Surg 8-K Reports" has the meaning ascribed thereto in SECTION 4.4.

         "Surg Proposals" has the meaning ascribed thereto in SECTION 6.4(A).

         "Surg 10-K Reports" has the meaning ascribed thereto in SECTION 4.4.

         "Surg 10-Q Reports" has the meaning ascribed thereto in SECTION 4.4.

         "Surviving Company" has the meaning ascribed thereto in ARTICLE II.

         "Tax or Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

                                   ARTICLE II

                                     MERGER

         Subject to the satisfaction or waiver of the conditions set forth in
ARTICLE VII, at the Effective Time (i) Chiral Quest will merge with and into Merger Sub, in accordance with the Plan of Merger and (ii) Surg will change its name to "Chiral Quest, Inc." The term "Surviving Company" as used herein shall mean Merger Sub, after giving effect to the Merger. The Merger will be effected pursuant to the Minnesota Articles of Merger in accordance with the provisions of, and with the effect provided in, Sections 302A.601 through 302A.651 of the MBCA and pursuant to the Pennsylvania Certificate of Merger in accordance with the provisions of, and with the effect provided in, Subchapter G (Sections 8956-8959) of the LLCL.

         2.1      EFFECT OF MERGER.

         (a) From and after the Effective Time and until further amended in accordance with law, (i) the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Company, and (ii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company.

         (b) Surg, Merger Sub and Chiral Quest, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the MBCA and the LLCL at the Effective Time. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either Merger Sub or Chiral Quest, the officers of the Surviving Company are fully authorized in the name of Merger Sub and Chiral Quest or otherwise to take, and shall take, all such lawful and necessary action.

         (c) Subject to the provisions of ARTICLES VII AND VIII hereof, the closing (the "Closing") of the transactions contemplated hereby shall take place at such location, on such date (the "Closing Date") and at such time as Surg and Chiral Quest mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in ARTICLE VII, but in no event later than February 28, 2003 or ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto. On the Closing Date, to effect the Merger, the parties hereto will cause the Pennsylvania Certificate of Merger and the Minnesota Articles of Merger to be executed by the proper parties. Promptly following the Closing, but not less than two (2) business days thereafter, the Pennsylvania Certificate of Merger will be filed with the Pennsylvania Secretary of State in accordance with the LLCL and the Minnesota Articles of Merger will be filed with the Minnesota Secretary of State. The Merger shall be effective when both the Pennsylvania Certificate of Merger has been filed with the Pennsylvania Secretary of State and the Minnesota Articles of Merger have been filed with the Minnesota Secretary of State or such other date as may be specified in the Pennsylvania Certificate of Merger and the Minnesota Articles of Merger (the "Effective Time"). As used herein, the term "Effective Date" shall mean the date on which the Effective Time occurs.

         2.2      EFFECT ON CHIRAL QUEST MEMBERSHIP UNITS.

          (a) To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time, each Chiral Quest Membership Unit issued and outstanding immediately prior to the Effective Time shall automatically be converted into and exchangeable for the number of shares of Surg Common Stock equal to the Exchange Ratio, and Surg shall issue to the holders of Chiral Quest Membership Units shares of Surg Common Stock, rounded to the nearest whole share, based on the Exchange Ratio, in exchange for certificates properly assigned for transfer representing such outstanding Chiral Quest Membership Units.

         (b) All options and warrants to purchase Chiral Quest Membership Units outstanding immediately prior to the Effective Time shall convert into the right to purchase the same number of shares of Surg Common Stock based on the Exchange Ratio as the holder thereof would have been entitled to receive if such option or warrant had been exercised immediately prior to the Effective Time, except that any fractional shares of Surg Common Stock subject to any such converted option or warrant must be rounded to the nearest whole share; and the exercise price per share of Surg Common Stock under each such converted option or warrant will be equal to the quotient obtained by dividing the exercise price per Chiral Quest Membership Unit under each outstanding Chiral Quest option or warrant by the Exchange Ratio, except that the exercise price under each converted option or warrant must be made rounded to the nearest cent.

         2.3      RIGHTS OF CHIRAL QUEST MEMBERS.

         (a) On and after the Effective Date and until surrendered for exchange, each outstanding certificate that immediately prior to the Effective Date represented Chiral Quest Membership Units shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of Surg Common Stock into which such Chiral Quest Membership Units shall have been converted pursuant to SECTION 2.2 above. The record holder of each such outstanding certificate representing Chiral Quest Membership Units, shall, after the Effective Date, be entitled to vote the shares of Surg Common Stock into which such Chiral Quest Membership Units shall have been converted on any matters on which the holders of record of Surg Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such certificates of Chiral Quest Membership Units, Surg may rely conclusively upon the records members maintained by Chiral Quest containing the names and addresses of the Members.

         (b) On and after the Effective Date, Surg shall reserve a sufficient number of authorized but unissued shares of Surg Common Stock for issuance of the Merger Consideration.

         2.4      PROCEDURE FOR EXCHANGE OF CHIRAL QUEST MEMBERSHIP UNITS.

         (a) After the Effective Date, holders of certificates theretofore evidencing outstanding Chiral Quest Membership Units, upon surrender of such certificates to the registrar and transfer agent for Surg Common Stock, shall be entitled to receive certificates representing the number of whole shares of Surg Common Stock into which Chiral Quest Membership Units theretofore represented by the certificates so surrendered shall have been converted as provided in SECTION 2.2(A) hereof. Surg shall not be obligated to deliver the Merger Consideration to which any former holder of Chiral Quest Membership Units is entitled until such holder surrenders the certificate or certificates representing such units. Upon surrender, each certificate evidencing Chiral Quest Membership Units shall be canceled. If there is a transfer of Chiral Quest Membership Unit ownership that is not registered in the transfer records of Chiral Quest, a certificate representing the proper number of shares of Surg Common Stock may be issued to a Person other than the Person in whose name the certificate so surrendered is registered if: (1) upon presentation to the Secretary of Surg, such certificate shall be properly endorsed or otherwise be in proper form for transfer, and (2) the Person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Surg Common Stock to a Person other than the registered holder of such certificate or establish to the reasonable satisfaction of Surg that such tax has been paid or is not applicable.

         (b) No fractional shares of Surg Common Stock shall be issued in exchange for Chiral Quest Membership Units.

         (c) All shares of Surg Common Stock issued in exchange for Chiral Quest Membership Units in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Chiral Quest Membership Units.

         (d) Any shares of Surg Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by Surg of a written opinion of counsel reasonably satisfactory to Surg that is knowledgeable in securities laws matters to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends must be placed on all certificates representing shares of Surg Common Stock issued in the Merger, substantially as follows:

                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS."

         (e) In the event any certificate for Chiral Quest Membership Units shall have been lost, stolen or destroyed, Surg shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Surg Common Stock as may be required pursuant to this Agreement; provided, however, that Surg, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Surg or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

         2.5 DIRECTORS OF THE SURVIVING COMPANY. From and after the Effective Time, the directors of the Surviving Company shall be the persons identified on
SCHEDULE 2.5, who shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of the Surviving Company and applicable law.

         2.6 DIRECTORS AND OFFICERS OF SURG. At and after the Effective Time, the board of directors of Surg will consist of the individuals set forth on
SCHEDULE 2.6, who shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of Surg and applicable law.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF CHIRAL QUEST

         Chiral Quest hereby represents and warrants as follows:

         3.1 ORGANIZATION AND QUALIFICATION. Chiral Quest is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, and has the requisite corporate power to carry on its business as now conducted. The copies of the Certificate of Organization and Operating Agreement of Chiral Quest (each as amended to date), which have been made available to Surg prior to the date of this Agreement, are correct and complete copies of such documents as in effect as of the date hereof.

         3.2 AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION. Except for and subject to the Requisite Chiral Quest Member Vote (as hereafter defined), Chiral Quest has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Chiral Quest and the consummation by Chiral Quest of the transactions contemplated hereby have been duly authorized by the Board of Directors of Chiral Quest and, except for approval of this Agreement and the Merger by the Requisite Chiral Quest Member Vote, no other corporate proceedings on the part of Chiral Quest are necessary to authorize the execution and delivery of this Agreement, the Plan of Merger, the Minnesota Articles of Merger, the Pennsylvania Certificate of Merger and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Chiral Quest and, assuming it is a valid and binding obligation of Surg, constitutes a valid and binding obligation of Chiral Quest enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. The Plan of Merger, the Minnesota Articles of Merger, the Pennsylvania Certificate of Merger, when executed and delivered by Chiral Quest, will constitute the valid and binding obligation of Chiral Quest, enforceable in accordance with its terms. Except as set forth in
SCHEDULE 3.2, Chiral Quest is not subject to, or obligated under, any provision of (a) its Certificate of Organization or Operating Agreement, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or
(d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, the Minnesota Articles of Merger, the Pennsylvania Certificate of Merger, or the consummation of the transactions contemplated hereby or thereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on Chiral Quest. Except for (a) the filing of the Minnesota Articles of Merger and the Pennsylvania Certificate of Merger with the Secretaries of State of Minnesota and Pennsylvania, respectively, and (b) such filings, authorizations or approvals as may be set forth in SCHEDULE 3.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Chiral Quest for the consummation by Chiral Quest of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same will not, in the aggregate, have a Material Adverse Effect on Chiral Quest or adversely affect the consummation of the transactions contemplated hereby.

         3.3 CAPITALIZATION. The authorized, issued and outstanding units of membership interests of Chiral Quest as of the date hereof is correctly set forth on SCHEDULE 3.3. The issued and outstanding units of membership interest of Chiral Quest are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Other than as described on SCHEDULE 3.3, Chiral Quest has no other equity securities or securities containing any equity or governance features or rights authorized, issued or outstanding. Except as set forth in SCHEDULE 3.3 hereto, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of a Chiral Quest Membership Interest and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Chiral Quest any membership interest or other securities of Chiral Quest of any kind. Except as set forth on SCHEDULE 3.3, there are no agreements or other obligations (contingent or otherwise) which may require Chiral Quest to repurchase or otherwise acquire any of its membership interests.

         3.4 FINANCIAL STATEMENTS. Prior to the execution of this Agreement, Chiral Quest has delivered or made available to Surg complete and accurate copies of Chiral Quest's (a) audited balance sheet as of the years ended December 31, 2000 and 2001, and the related statements of income, cash flows and stockholder equity for the year ended December 31, 2001, and (b) an unaudited balance sheet, statement of income, cash flows and stockholder equity at and for the nine (9) months ended September 30, 2002 (collectively, the "Chiral Quest Financial Statements"). The Chiral Quest Financial Statements are based upon the information contained in the books and records of Chiral Quest and fairly present the financial condition of Chiral Quest as of the dates thereof and results of operations for the periods referred to therein. The Financial Statements have been prepared in accordance with GAAP.

         3.5 LITIGATION. Except as set forth on SCHEDULE 3.5, there are no material actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Chiral Quest, threatened against Chiral Quest, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         3.6 NO BROKERS OR FINDERS. Except as described in SECTION 6.15 or as disclosed on SCHEDULE 3.6, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Chiral Quest.

         3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected in the unaudited balance sheet of Chiral Quest dated September 30, 2002 (the "Chiral Quest Latest Balance Sheet Date"), Chiral Quest has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) liabilities which have arisen after the Chiral Quest Latest Balance Sheet Date in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (ii) arising out of the transactions contemplated hereby or as otherwise set forth in
SCHEDULE 3.7 attached hereto.

         3.8 NO MATERIAL ADVERSE CHANGE. Since the Chiral Quest Latest Balance Sheet Date, there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, or business condition of Chiral Quest.

         3.9 LEASED PREMISES. Chiral Quest owns no real property. The real property demised to Chiral Quest by the leases (the "Chiral Quest Leases") described in SCHEDULE 3.9 hereto constitutes all of the real property used or occupied by Chiral Quest (the "Chiral Quest Real Property"). The Chiral Quest Leases are in full force and effect, and Chiral Quest holds a valid and existing leasehold interest under each of the Leases for the term set forth in SCHEDULE
3.9 hereto. Chiral Quest is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the best Knowledge of Chiral Quest, is any other party to any of the Chiral Quest Leases in default.

         3.10 TAX MATTERS.

                  (a) To Chiral Quest's Knowledge, Chiral Quest has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Chiral Quest Returns") required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Chiral Quest Returns; (iii) established on the Chiral Quest Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet due and payable; (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

                  (b) To Chiral Quest's Knowledge, there are no liens for Taxes upon any assets of Chiral Quest, except liens for Taxes not yet due.

                  (c) Except as set forth on SCHEDULE 3.10, Chiral Quest has not requested any extension of time within which to file any Chiral Quest Return, which return has not since been filed.

         3.11     CONTRACTS AND COMMITMENTS.

         (a) SCHEDULE 3.11 hereto lists the following agreements, whether oral or written, to which Chiral Quest is a party, which are currently in effect, and which relate to the operation of Chiral Quest's business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis or relating to severance pay for any such Person;
(vi) confidentiality agreement; (vii) contract, agreement or understanding relating to the voting of Chiral Quest Membership Units or the election of managers of Chiral Quest; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Chiral Quest; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which Chiral Quest is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $10,000; (xi) lease or agreement under which Chiral Quest is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000; (xii) contract which prohibits Chiral Quest from freely engaging in business anywhere in the world; (xiii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Chiral Quest in connection with the intellectual property rights listed in SCHEDULE 3.12 hereto; (xiv) contract or commitment for capital expenditures in excess of $10,000; (xv) agreement for the sale of any capital asset; (xvi) contract with any Chiral Quest Affiliate thereof which in any way relates to Chiral Quest (other than for employment on customary terms); or (xvii) other agreement which is either material to Chiral Quest's business or was not entered into in the ordinary course of business.

         (b) To Chiral Quest's Knowledge, Chiral Quest has performed all material obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in SCHEDULE 3.11 hereto and are not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; Chiral Quest has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and Chiral Quest has no Knowledge of any material breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

         3.12 INTELLECTUAL PROPERTY RIGHTS. SCHEDULE 3.12 hereto describes all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets, know-how or other intellectual property rights owned by, licensed to or otherwise controlled by Chiral Quest or used in, developed for use in or necessary to the conduct of Chiral Quest's business as now conducted or planned to be conducted. SCHEDULE
3.12 describes all intellectual property rights which have been licensed to third parties and those intellectual property rights which are licensed from third parties. Except as set forth on SCHEDULE 3.12: (i) Chiral Quest has not received notice of any infringement or misappropriation by, or conflict from, any third party with respect to the intellectual property rights which are listed; (ii) no claim by any third party contesting the validity of any intellectual property rights listed in SCHEDULE 3.12 hereto has been made, is currently outstanding or, to the best Knowledge of Chiral Quest, is threatened;
(iii) Chiral Quest has not received any notice of any infringement, misappropriation or violation by Chiral Quest of any intellectual property rights of any third parties and Chiral Quest has not infringed, misappropriated or otherwise violated any such intellectual property rights.

         3.13     EMPLOYEES.

         (a) To the Knowledge of Chiral Quest, no executive or key employee or consultant of Chiral Quest has any plans to terminate his or her employment or engagement with Chiral Quest; (b) to the Knowledge of Chiral Quest, Chiral Quest has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) Chiral Quest has no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers' compensation claims pending against Chiral Quest nor is Chiral Quest aware of any facts that would give rise to such a claim; (e) to the Knowledge of Chiral Quest, no key employee or consultant of Chiral Quest is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee or consultant to carry out fully all activities of such employee or consultant in furtherance of the business of Chiral Quest; and (f) to the Knowledge of Chiral Quest, no consultant, employee or former consultant or employee of Chiral Quest has any claim with respect to any intellectual property rights of Chiral Quest set forth in SCHEDULE 3.12 hereto.

         3.14     EMPLOYEE BENEFIT PLANS.

         (a) Except as set forth in SCHEDULE 3.14 hereto, with respect to all employees and former employees of Chiral Quest and all dependents and beneficiaries of such employees and former employees, (i) Chiral Quest does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) Chiral Quest does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(i) of the Code; (iii) Chiral Quest does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); and (iv) Chiral Quest does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

         (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all employee benefit plans (as defined in Section 3(3) of ERISA) (collectively, the "Plans") which Chiral Quest does maintain or to which it does contribute comply in all material respects with the requirements of ERISA and the Code. With respect to such Plans, (i) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and
(iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code).

         (c) Chiral Quest does not contribute (and has not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. Chiral Quest has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. Chiral Quest has no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth in SCHEDULE 3.14 hereto and
(ii) health care continuation benefits described in Section 4980B of the Code.

         (d) Neither Chiral Quest nor any of its directors, officers, employees or other "fiduciaries", as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject Chiral Quest, Surg, the Surviving Company, or any of their respective directors, officers or employees to any liability under ERISA or any applicable law.

         (e) Chiral Quest has not incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA.

         3.15 INSURANCE. SCHEDULE 3.15 hereto, lists and briefly describes each insurance policy maintained by Chiral Quest with respect to Chiral Quest's properties, assets and operations and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. To the Knowledge of Chiral Quest, Chiral Quest is not in default with respect to their respective obligations under any of such insurance policies.

         3.16 AFFILIATE TRANSACTIONS. Except as set forth in SCHEDULE 3.16 hereto, and other than pursuant to this Agreement, no officer, director or employee of Chiral Quest, or any Person who beneficially owns 5 percent or more of the outstanding Chiral Quest Membership Units, or any member of the immediate family of any such officer, director, employee or 5-percent owner, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by any of such persons) (collectively "Chiral Quest Insiders"), has any agreement with Chiral Quest (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Chiral Quest (other than ownership of capital stock of Chiral Quest). None of the Chiral Quest Insiders has any direct or indirect interest in any competitor, supplier or customer of Chiral Quest or in any Person, firm or entity from whom or to whom Chiral Quest leases any property, or in any other Person, firm or entity with whom Chiral Quest transacts business of any nature. For purposes of this SECTION 3.16, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

         3.17     COMPLIANCE WITH LAWS; PERMITS.

         (a) To the Knowledge of Chiral Quest, Chiral Quest, and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which materially affect the business of Chiral Quest and to which Chiral Quest may be subject, and no claims have been filed against Chiral Quest alleging a violation of any such laws, regulations or other requirements. Chiral Quest is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Surg after it acquires Chiral Quest's properties, assets and business.

         (b) Chiral Quest has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and operate its properties (other than Environmental Permits, as such term is defined in SECTION 3.18 hereof) (collectively, the "Chiral Quest Permits"). To the Knowledge of Chiral Quest, Chiral Quest has conducted its business in compliance with all material terms and conditions of the Permits.

         (c) In particular, but without limiting the generality of the foregoing, Chiral Quest has not violated and has no liability, and has not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

         3.18     ENVIRONMENTAL MATTERS.

         (a) To the Knowledge of Chiral Quest, Chiral Quest and the Chiral Quest Real Property are in material compliance with all applicable Environmental Laws.

         (b) Chiral Quest has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its business (collectively, the "Environmental Permits"). Chiral Quest has conducted its business in compliance with all terms and conditions of the Environmental Permits. To its Knowledge, Chiral

Quest has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

         (c) Except as set forth in SCHEDULE 3.18 hereto, Chiral Quest has not received notice alleging in any manner that Chiral Quest is, or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws.

         (d) No expenditure will be required in order for Surg or the Surviving Company to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the business in order to operate or continue operation of the business of Chiral Quest or the Real Property in a manner consistent with the current operation thereof by Chiral Quest.

         (e) Chiral Quest is not and has not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

         (f) No lien has been attached or filed against Chiral Quest or the Chiral Quest Real Property in favor of any governmental or private entity for
(i) any liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

         3.19 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on SCHEDULE 3.19, since the date of the Chiral Quest Latest Balance Sheet, Chiral Quest has not:
         (a) borrowed any amount or incurred or become subject to any liability in excess of $10,000, except (i) current liabilities incurred in the ordinary course of business, (ii) liabilities under contracts entered into in the ordinary course of business, and (iii) ongoing patent maintenance and prosecution fees and expenses;

         (b) mortgaged, pledged, or subjected to any lien, charge or any other encumbrance, any of its assets with a fair market value in excess of $10,000, except (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers' compensation laws, (iv) liens set forth in SCHEDULE 3.19 attached hereto, or (v) liens voluntarily created in the ordinary course of business, all of which liens aggregate less than $10,000;

         (c) declared or paid any dividends or other distributions with respect to any Chiral Quest Membership Interest or redeemed or purchased, directly or indirectly, any Chiral Quest Membership Interest or any options relating thereto;

         (d) issued, sold or transferred any of its membership interests, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities, except as otherwise described in SCHEDULE 3.19 hereto; or

         (e) made any change in accounting principles or practices from those utilized in the preparation of the Chiral Quest Financial Statements.

         3.20 DISCLOSURE. The representations and warranties of Chiral Quest contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Chiral Quest which has not been disclosed to Surg pursuant to this Agreement, the Schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Chiral Quest or materially adversely affect the ability of Chiral Quest to consummate in a timely manner the transactions contemplated hereby.

         3.21 REORGANIZATION. Neither Chiral Quest nor, to Chiral Quest's Knowledge, any of its Affiliates, has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

         3.22 VOTE REQUIRED. The affirmative vote of a majority of the outstanding Chiral Quest Membership Units entitled to vote is the only vote of the holders of any class or series of membership interest in Chiral Quest necessary to approve the Merger.

         3.23 MEMBERS. SCHEDULE 3.23 sets forth the names, addresses and tax payer identification numbers of each Member, together with the number of Chiral Quest Membership Units held by each Member. Except as set forth on SCHEDULE 3.23, each Member has identical financial and governance rights under the Operating Agreement.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF SURG

         Surg and Merger Sub hereby represent and warrant to Chiral Quest as follows:

         4.1 ORGANIZATION AND QUALIFICATION. Surg and Merger Sub are each corporations duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has the requisite corporate power to carry on its business as now conducted. The copies of the Articles of Incorporation and Bylaws of Surg and Merger Sub (each as amended to date), which have been made available to Chiral Quest on or prior to the date of this Agreement, are correct and complete copies of such documents as in effect as of the date of this Agreement.

         4.2 AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION. Except for and subject to the Requisite Surg Shareholder Vote, Surg and Merger Sub have the requisite corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement by Surg and Merger Sub, and the consummation by Surg and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of each of Surg and Merger Sub. Except for approval of the Surg Proposals, no other corporate proceedings on the part of Surg are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Surg and Merger Sub and, assuming it is a valid and binding obligation of Chiral Quest, constitutes a valid and binding obligation of Surg and Merger Sub enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. The Minnesota Articles of Merger and the Pennsylvania Certificate of Merger, when executed and delivered by Merger Sub, will constitute the valid and binding obligation of Merger Sub enforceable in accordance with their terms. Except as set forth in SCHEDULE 4.2, neither Surg nor Merger Sub is subject to, or obligated under, any provision of (a) its respective Articles or Bylaws, (b) any agreement, arrangement or understanding,
(c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement and the Minnesota Articles of Merger, the Pennsylvania Certificate of Merger, or the consummation of the transactions contemplated hereby or thereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Surg. Except for (a) approvals of the SEC in connection with the Proxy Statement, (b) the filing of the Articles of Merger with the Minnesota Secretary of State and the Pennsylvania Certificate of Merger with the Pennsylvania Secretary of State, and (c) such filings, authorizations or approvals as may be set forth in SCHEDULE 4.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Surg for the consummation by Surg of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same will not, in the aggregate, have a Material Adverse Effect on Surg.

         4.3      CAPITALIZATION.

                  (a) The authorized, issued and outstanding shares of capital stock of Surg as of the date hereof is correctly set forth on SCHEDULE 4.3(A). The issued and outstanding shares of capital stock of each of Surg are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as disclosed on SCHEDULE 4.3(A), there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Surg to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock.
SCHEDULE 4.3(A) contains true and correct copies of all such agreements, arrangements (including all stock plans, but excluding individual stock option agreements and warrants) or commitments. All of the outstanding shares of Surg Common Stock are approved for listing and trading on the Over-the-Counter Bulletin Board.

                  (b) The authorized capital of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are issued and outstanding and held of record by Surg. The issued and outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Merger Sub to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock.

         4.4 EXCHANGE ACT REPORTS. Prior to the date hereof, Surg has delivered or made available to Chiral Quest complete and accurate copies of (a) Surg's Annual Reports on Form 10-KSB (as amended) for the years ended December 31, 1999, 2000 and 2001 (the "Surg 10-K Reports") as filed with the SEC, (b) all Surg proxy statements and annual reports to shareholders used in connection with meetings of Surg shareholders held since January 1, 2000 other than the Proxy Statement described in Section 6.4 below (the "Surg Proxy Statements"); (c) Surg's Quarterly Report on Form 10-Q (as amended) for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 (the "Surg

10-QSB Reports") as filed with the SEC; and (d) all current reports on Form 8-K filed with the SEC after December 31, 2001 (the "Surg 8-K Reports"). To the Knowledge of Surg, as of their respective dates or as subsequently amended prior to the date hereof, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. To the Knowledge of Surg and except for its Form 10-Q for the quarter ended March 31, 2002, since January 1, 2000, Surg has filed in a timely manner all reports that it was required to file with the SEC pursuant to Section 13(a), 14(a), 14(c) and 15(d) of the Exchange Act. To the Knowledge of Surg, the financial statements (including footnotes thereto) contained in the Surg 10-K Reports, the Surg 10-Q Reports and the Surg Proxy Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein), are based upon the information contained in the books and records of Surg and fairly present the financial condition of Surg as of the dates thereof and results of operations for the periods referred to therein.

         4.5 SUBSIDIARIES. Other than Merger Sub, Surg does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity. Merger Sub does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

         4.6 ABSENCE OF CERTAIN DEVELOPMENTS. Except as disclosed in Surg's Quarterly Report on Form 10-Q for the period ended September 30, 2002, in the Surg 8-K Reports or on SCHEDULES 4.3 (A), 4.6 or 4.7, or unless otherwise expressly contemplated or permitted by this Agreement or as contemplated in the Proxy Statement, since September 30, 2002 to the date hereof, Surg has not:

         (a) issued or sold any of its equity securities other than Surg Common Stock, securities convertible into or exchangeable for its equity securities other than Surg Common Stock, warrants, options or other rights to acquire its equity securities other than Surg Common Stock;

         (b) reclassified any of its outstanding shares of capital stock except pursuant to this Agreement;

         (c) entered into a written agreement to do any of the foregoing;

         (d) sold or otherwise disposed of any assets other than in the ordinary course of business;

         (e) mortgaged, pledged, or subjected to any lien, charge or any other encumbrance, any of its assets with a fair market value in excess of $10,000, except (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers' compensation laws, (iv) liens set forth in SCHEDULE 4.6 attached hereto, or (v) liens voluntarily created in the ordinary course of business, all of which liens aggregate less than $10,000;

         (f) declared or paid any dividends or other distributions with respect to any shares of Surg's capital stock, or redeemed or purchased, directly or indirectly, any shares of Surg's capital stock or any options, except for fractional shares acquired in connection with the reverse stock split effected by Surg with respect to the shareholders of record as of the close of business on October 4, 2002; or

         (g) made any change in accounting principles or practices from those utilized in the preparation of the financial statements included in the Surg 10-K Reports.

         4.7 ABSENCE OF UNDISCLOSED LIABILITIES. To the Knowledge of Surg, except as reflected in the unaudited consolidated balance sheet of Surg as of September 30, 2002 contained in Surg's 10-Q Report for the quarter ended September 30, 2002 (the "Surg Latest Balance Sheet"), Surg has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) liabilities which have arisen after the date of the Surg Latest Balance Sheet in the ordinary course of business or in connection with the transactions contemplated by this Agreement (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (ii) as otherwise set forth in SCHEDULE 4.7 attached hereto.

         4.8      Intentionally Omitted.

         4.9 LITIGATION. There are no material actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Surg, threatened against Surg, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         4.10 NO BROKERS OR FINDERS. Except as described in SECTION 6.15 or as otherwise disclosed on SCHEDULE 4.10, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Surg or Merger Sub.

         4.11 PROXY STATEMENT. At the time the Proxy Statement is mailed to the shareholders of Surg in order to obtain approvals referred to in SECTION 6.4(A) hereof and at all times subsequent to such mailing up to and including the times of such approvals, the Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Surg and its shareholders, this Agreement, the Minnesota Articles of Merger, the Pennsylvania Certificate of Merger, and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no such representations shall apply to any written information, including financial statements, of or provided by Chiral Quest for such Proxy Statement.

         4.12 VALIDITY OF MERGER CONSIDERATION. The shares of Surg Common Stock to be issued to holders of the Chiral Quest Membership Units pursuant to this Agreement, will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

         4.13 LEASED PREMISES. Surg owns no real property. The real property demised to Surg by the leases (the "Surg Leases") described in SCHEDULE 4.13 hereto constitutes all of the real property used or occupied by Surg (the "Surg Real Property"). The Surg Leases are in full force and effect, and Surg holds a valid and existing leasehold interest under each of the Leases for the term set forth in SCHEDULE 4.13 hereto. Surg is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the best Knowledge of Surg, is any other party to any of the Surg Leases in default.

         4.14     TAX MATTERS.

         (a) Surg has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Surg Returns") required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Surg Returns; (iii) established on the Surg Latest Audited Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet due and payable; (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

         (b) There are no liens for Taxes upon any assets of Surg, except liens for Taxes not yet due.

         (c) Surg has not requested any extension of time within which to file any Surg Return, which return has not since been filed.

         4.15     CONTRACTS AND COMMITMENTS.

         (a) SCHEDULE 4.15 hereto lists the following agreements, whether oral or written, to which Surg or any Surg Subsidiary is a party, which are currently in effect, and which relate in any material way to the operation of Surg's or such Subsidiary's business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis or relating to severance pay for any such Person; (vi) confidentiality agreement; (vii) contract, agreement or understanding relating to the voting of Surg Common Stock or the election of directors of Surg; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Surg or any Surg Subsidiary; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which Surg or any Surg Subsidiary is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $10,000; (xi) lease or agreement under which Surg or any Surg Subsidiary is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000; (xii) contract that prohibits Surg or any Surg Subsidiary from freely engaging in business anywhere in the world; (xiii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Surg in connection with the intellectual property rights listed in SCHEDULE 4.16 hereto; (xiv) contract or commitment for capital expenditures in excess of $10,000; (xv) agreement for the sale of any capital asset; (xvi) agreements between Surg and any Affiliate; or
(xxii)
other agreement which is either material to the business of Surg or any Surg Subsidiary or was not entered into in the ordinary course of business.

         (b) To Surg's Knowledge, Surg or Merger Sub has performed all material obligations required to be performed by them in connection with the contracts or commitments required to be disclosed in SCHEDULE 4.15 hereto and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; Surg has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and Surg has no Knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

         4.16 INTELLECTUAL PROPERTY RIGHTS. SCHEDULE 4.16 hereto describes all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights mask works, trade secrets, know-how or other intellectual property rights owned by, licensed to or otherwise controlled by Surg or used in, developed for use in or necessary to the conduct of Surg's business as now conducted or planned to be conducted. Surg owns and possesses all right, title and interest, or holds a valid license, in and to the rights set forth in such schedule. SCHEDULE 4.16 describes all intellectual property rights which have been licensed to third parties and those intellectual property rights which are licensed from third parties. Surg has taken all necessary action to protect the intellectual property rights set forth in such schedule. Surg has not received any notice of, nor are there any facts known to Surg which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the intellectual property rights which are listed; no claim by any third party contesting the validity of any intellectual property rights listed in SCHEDULE 4.16 hereto has been made, is currently outstanding or, to the best Knowledge of Surg, is threatened; Surg has not received any notice of any infringement, misappropriation or violation by Surg of any intellectual property rights of any third parties and Surg has not infringed, misappropriated or otherwise violated any such intellectual property rights.

         4.17 EMPLOYEES. Surg has no employees. Except as contemplated in
SECTION 2.6 hereof, to the best Knowledge of Surg, (a) Surg has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (b) Surg has no material labor relations problem pending and its labor relations are satisfactory; (c) other than claims covered by applicable insurance, there are no workers' compensation claims pending against Surg nor is Surg aware of any facts that would give rise to such a claim; and (d) no employee or former employee of Surg has any claim with respect to any intellectual property rights of Surg set forth in SCHEDULE
4.16 hereto.

         4.18     EMPLOYEE BENEFIT PLANS.

         (a) With respect to all employees and former employees of Surg and all dependents and beneficiaries of such employees and former employees, (i) Surg does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) Surg does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(i) of the Code; (iii) Surg does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); and (iv) Surg does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

         (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all employee benefit plans (as defined in Section 3(3) of ERISA) which Surg does maintain or to which it does contribute (collectively, the "Plans") comply in all material respects with the requirements of ERISA and the Code. With respect to the Plans, (i) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and
(iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code).

         (c) Surg does not contribute to any multi-employer plan, as defined in
Section 3(37) of ERISA. Surg has no actual or potential liabilities under
Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. Surg has no actual or potential liability for death or medical benefits after separation from employment.

         (d) Neither Surg nor any of its directors, officers, employees or other "fiduciaries," as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject Surg, the Surviving Company, or any of their respective directors, officers or employees to any liability under ERISA or any applicable law.

         (e) Surg has not incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and
Section 502(i) of ERISA.

         4.19     INSURANCE.  Surg does not maintain any insurance.

         4.20 AFFILIATE TRANSACTIONS. Other than pursuant to this Agreement, no officer, director or employee of Surg, or any Person who beneficially owns 5 percent or more of the outstanding Surg Common Stock, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively, "Insiders"), has any agreement with Surg (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Surg (other than ownership of capital stock of Surg). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of Surg or in any Person, firm or entity from whom or to whom Surg leases any property, or in any other Person, firm or entity with whom Surg transacts business of any nature. For purposes of this SECTION 4.20, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents and children of such officer, director or employee.

         4.21     COMPLIANCE WITH LAWS; PERMITS.

         (a) To Surg's Knowledge, Surg and its respective officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which materially affect the business of Surg or the Surg

Real Property and to which Surg may be subject, and no claims have been filed against Surg alleging a violation of any such laws, regulations or other requirements. Surg is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Chiral Quest after it acquires Surg's properties, assets and business.

         (b) Surg has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties (other than Environmental Permits, as such term is defined in SECTION 4.22 hereof) (collectively, the "Permits"). Surg has conducted its business in compliance with all material terms and conditions of the Permits.

         (c) In particular, but without limiting the generality of the foregoing, Surg has not violated nor has any liability, nor has received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

         4.22     ENVIRONMENTAL MATTERS.

         (a) To the Knowledge of Surg, all of the Surg Real Property is in material compliance with all applicable Environmental Laws, except as set forth on Schedule 4.22(b).

         (b) Surg has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its business and own or operate the Surg Real Property (collectively, the "Environmental Permits"). Surg has conducted its business in compliance with all terms and conditions of the Environmental Permits. To Surg's Knowledge, Surg has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

         (c) Surg has not received notice alleging in any manner that Surg is, or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws.

         (d) No expenditure will be required in order for Surg or the Surviving Company to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the business of Surg or the Surg Real Property in a manner consistent with the current operation thereof by Surg.

         (e) Surg and the Surg Real Property are not and have not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

         (f) No lien has been attached or filed against Surg or the Surg Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or
(ii) any Release of Hazardous Materials.

         4.23 DISCLOSURE. The representations and warranties of Surg contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Surg which has not been disclosed to Chiral Quest pursuant to this Agreement, the Schedules hereto and the Surg 10-K Reports, the Surg 10-Q Reports, and the Surg 8-K Reports, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Surg or materially adversely affect the ability of Surg to consummate in a timely manner the transactions contemplated hereby.

         4.24 REORGANIZATION. Neither Surg nor Merger Sub nor, to the Knowledge of Surg or Merger Sub, any of their respective affiliates, has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.


                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         5.1 CONDUCT OF BUSINESS BY SURG AND MERGER SUB. Unless Chiral Quest shall otherwise agree in writing and except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, (i) Surg shall conduct, and it shall cause its subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and (ii) without limiting the generality of the foregoing, neither Surg nor any of its subsidiaries will:

         (a) amend or propose to amend its Articles of Incorporation or Bylaws (or comparable governing instruments) in any material respect;

          (b) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of Surg or any of its subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of Surg or any of its subsidiaries, except for the issuance of Surg Common Stock pursuant to the exercise of stock options and warrants outstanding on the date of this Agreement in accordance with their present terms;

          (c) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to Surg or a subsidiary of Surg, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

          (d) (i) create, incur or assume any debt, except refinancing of existing obligations on terms that are no less favorable to Surg or its subsidiaries than the existing terms; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person; (iii) other than in the ordinary course of business consistent with past practice, make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other Person (other than to a Surg subsidiary and customary travel, relocation or business advances to employees); (iv) acquire the stock or assets of, or merge or consolidate with, any other Person; (v) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (vi) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to Surg and its subsidiaries taken as a whole;

         (e) increase in any manner the compensation of any of its officers or enter into, establish, amend or terminate any employment, noncompete, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement; or, except in the ordinary course of business consistent with past practices, increase the compensation of the Surg's employees who are not officers; or

          (f) take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as "reorganization" within the meaning of Section 368(a) of the Code.

         5.2 CONDUCT OF BUSINESS BY CHIRAL QUEST. Unless Surg shall otherwise agree in writing and except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, (i) Chiral Quest shall conduct, and it shall cause its subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and Chiral Quest shall use its reasonable commercial efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business and (ii) without limiting the generality of the foregoing, Chiral Quest will not:

         (a) amend or propose to amend its Certificate of Organization or Operating Agreement in any material respect;

          (b) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any Chiral Quest Membership Units, including, but not limited to, any securities convertible into or exchangeable for Chiral Quest Membership Units, except for the issuance of Chiral Quest Membership Units pursuant to the exercise of options, warrants or other convertible securities outstanding on the date of this Agreement in accordance with their present terms;

          (c) split, combine or reclassify any units of its membership interests or declare, pay or set aside any dividend or other distribution (whether in cash, membership interests or property or any combination thereof) in respect of its membership interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any Chiral Quest Membership Units or other securities;

          (d) (i) create, incur or assume any debt, except refinancing of existing obligations on terms that are no less favorable to Chiral Quest than the existing terms; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person; (iii) other than in the ordinary course of business consistent with past practice, make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other Person (other than customary travel, relocation or business advances to employees); (iv) acquire the stock or assets of, or merge or consolidate with, any other Person;
(v)
voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (vi) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to Chiral Quest;

          (e) increase in any manner the compensation of any of its officers or enter into, establish, amend or terminate any employment, non-compete, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement; or, except in the ordinary course of business consistent with past practices, increase the compensation of Chiral Quest's employees who are not officers; or

          (f) take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as "reorganization" within the meaning of Section 368(a) of the Code.

                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

         6.1 GOVERNMENTAL FILINGS. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         6.2 EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         6.3 ACCESS TO INFORMATION; CONFIDENTIALITY.

         (a) For the purpose of verifying the accuracy of the representations and warranties contained herein, between the date hereof and the date of mailing the Proxy Statement to the shareholders of Surg, Chiral Quest, Surg and Merger Sub shall continue to afford to the other party and their authorized representatives full access, on reasonable notice and at reasonable hours, to its properties and shall disclose and make available (together with the right to copy) to each other and its officers, employees, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), attorney's audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its respective officers and directors shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

         (b) Prior to Closing and if, for any reason, the transactions contemplated by this Agreement are not consummated, neither Surg, Merger Sub nor Chiral Quest nor any of their respective officers, directors, managers, shareholders, members, employees, attorneys, accountants and other representatives, shall disclose to third parties or otherwise use any confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

                  (i) is known to the party receiving the information at the time of disclosure;

                  (ii) becomes publicly known or available without the disclosure thereof by the party receiving the information in violation of this Agreement; or

                  (iii) is rightfully received by the party receiving the information from a third party.

This provision shall not prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

         6.4 SURG SHAREHOLDER MEETING; PROXY STATEMENT.

         (a) For the purpose of obtaining the approval of Surg's shareholders to amend its Articles to (i) increase its authorized capital stock to 50,000,000 shares (the "Required Surg Proposal"), and (ii) change its name in accordance with ARTICLE II hereof (collectively with the Required Surg Proposal, the "Surg Proposals"), Surg shall call a meeting of its shareholders as soon as practicable following the date hereof (the "Surg Shareholder Meeting"). The Board of Directors of Surg shall recommend approval of the Surg Proposals to the Surg shareholders and use all reasonable efforts (including, without limitation, soliciting proxies for such approvals) to obtain approvals thereof from its shareholders. In connection with the solicitation of proxies for the Surg Shareholder Meeting, the parties hereto shall cooperate in the preparation of an appropriate proxy statement (such proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement").

          (b) Chiral Quest shall furnish such information concerning Chiral Quest as is necessary in order to cause the Proxy Statement, insofar as it relates to Chiral Quest, to be prepared in accordance with SECTION 6.4(A). Chiral Quest shall also furnish to Surg, for purposes of its preparation of the Proxy Statement in accordance with SECTION 6.4(A), any required information regarding any holders of Chiral Quest Membership Units or their Affiliates or any Chiral Quest nominees to Surg's board of directors. That information must be true and correct in all material respects and must not omit any material fact necessary to make that information not misleading. Chiral Quest agrees promptly to advise Surg if at any time prior to the Surg Shareholder Meeting any information provided by Chiral Quest in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide Surg the information needed to correct such inaccuracy or omission.

          (c) Subject to the prior approval of this Agreement and the Plan of Merger by the Members, Surg shall use all reasonable efforts to promptly prepare and submit the Proxy Statement to the SEC. Surg shall use reasonable efforts to file the definitive Proxy Statement at the earliest practicable date. Surg agrees to provide Chiral Quest and its counsel with reasonable opportunity to review and comment on the Proxy Statement and any amendment thereto before filing with the SEC or any other governmental entity and agrees not to make such filing if Chiral Quest and its counsel reasonably object to the completeness or accuracy of any information contained therein. Chiral Quest authorizes Surg to utilize in the Proxy Statement the information under SECTION 6.4(B) provided to Surg for the purpose of inclusion in the Proxy Statement. Surg shall advise Chiral Quest promptly when the definitive Proxy Statement has been filed and shall furnish Chiral Quest with copies of all such documents.

          (d) At the time the Proxy Statement is mailed to the shareholders of Surg in order to obtain the Requisite Surg Shareholder Vote and at all times subsequent to such mailing until the Requisite Surg Shareholder Vote has been obtained, the Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Surg and its stockholders, this Agreement, the Plan of Merger, the Minnesota Articles of Merger, the Pennsylvania Certificate of Merger, and all other transactions contemplated hereby, will (i) comply in all material respects with applicable provisions of the Exchange Act, including the rules and regulations promulgated thereunder, and (ii) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no such representations shall apply to any information, including financial statements, of or provided or confirmed by Chiral Quest in writing for such Proxy Statement.

          (e) Surg shall bear all printing and mailing costs in connection with the preparation and mailing of the Proxy Statement to Surg shareholders. Chiral Quest and Surg shall each bear their own legal and accounting expenses in connection with the Proxy Statement.

         6.5 TAX TREATMENT. Neither Surg nor Merger Sub nor Chiral Quest, nor Surviving Company after the Effective Date, shall knowingly take any action which would disqualify the Merger as a "reorganization" that would be tax free to the shareholders of Surg and Chiral Quest pursuant to Section 368(a) of the Code.

         6.6 PRESS RELEASES. Chiral Quest and Surg shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

         6.7 SECURITIES REPORTS. Surg agrees to provide to Chiral Quest copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date within two
(2) days after the date such reports or other documents are filed with the SEC.

         6.8 STOCK LISTING. Surg and Chiral Quest shall use its best efforts to maintain listing of Surg Common Stock on the Over-the-Counter Bulletin Board, including, without limitation, the Merger Consideration.

         6.9 MEETING OF CHIRAL QUEST MEMBERS. Within six (6) days of the date of this Agreement, Chiral Quest shall use all reasonable efforts to obtain from its Members approval of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, in accordance with the requirements of the LLCL and the Operating Agreement. The Board of Directors of Chiral Quest shall recommend approval of this Agreement and the Plan of Merger.

         6.10 NO SOLICITATION.

         (a) Unless and until this Agreement shall have been terminated pursuant to SECTION 8.1, neither Surg nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any corporation, partnership, Person or other entity or groups concerning any merger, sale of capital stock, sale of substantial assets or other business combination.

         (b) Unless and until this Agreement shall have been terminated pursuant to SECTION 8.1, neither Chiral Quest nor its officers, directors or agents (or their equivalents) shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any corporation, partnership, Person or other entity or groups concerning any merger, sale of capital stock, sale of substantial assets or other business combination.

         6.11 FAILURE TO FULFILL CONDITIONS. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

         6.12 TAX OPINION. Chiral Quest and Surg shall reasonably cooperate with each other in obtaining a federal tax opinion as contemplated by SECTION 7.1(C).

         6.13 RESIGNATIONS AND ELECTION OF DIRECTORS. At the Effective Time, Surg shall deliver the voluntary resignations of each officer of Surg and each director of Surg who is not designated to be a director of Surg in accordance with SECTION 2.6, and the continuing Surg directors shall appoint the persons identified in SCHEDULE 2.6 to be directors of Surg upon the consummation of the Merger.

         6.14 NOTIFICATION OF CERTAIN MATTERS. On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

         6.15 INTRODUCTION FEE. The parties agree that, upon the successful consummation of the Merger, Surg will issue to Key West Associates, LLC and other Persons designated by Key West Associates, LLC a 5-year warrant (the "KEY WEST WARRANT") to purchase 550,000 shares of Surg Common Stock at a price of $1.25 per share. Such issuance shall be made in accordance with an exemption from the registration requirements of the Securities Act and applicable state securities laws.

                                   ARTICLE VII

                                   CONDITIONS

         7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

         (a) Shareholder/member Approvals. The Required Surg Proposals shall have been approved by the Requisite Surg Shareholder Vote. This Agreement shall have been approved and the Plan of Merger shall have been adopted by the Requisite Chiral Quest Member Vote.

         (b) No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated hereby.

         (c) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

         (d) Federal Tax Opinion. Chiral Quest and Surg shall have received a tax opinion from Maslon Edelman Borman & Brand, LLP addressed to each of Chiral Quest and Surg, which opinion may be based on customary reliance and subject to customary qualifications, to the effect that for federal income tax purposes:

                  (i) The Merger will qualify as a reorganization under Section 368(a) of the Code. Surg, Merger Sub and Chiral Quest will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and

                  (ii) No gain or loss will be recognized by the Members of Chiral Quest, or the shareholders Surg or Merger Sub or upon the receipt by the Members of the Merger Consideration pursuant to Section 356(a)(1)(B) of the Code.

         (e) Consents and Approvals. All consents and approvals necessary to consummate the transactions contemplated by this Agreement shall have been obtained, including, but not limited to, those set forth on SCHEDULES 3.2 AND
4.2 in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Chiral Quest's assets pursuant to the provisions of, any agreement arrangement or undertaking of or affecting Chiral Quest or any license, franchise or permit of or affecting Chiral Quest.

         (f) Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with the transactions contemplated hereby, (ii) seeking to prohibit direct or indirect ownership or operation by Surg of all or a material portion of the business and assets of Chiral Quest or to Surg or to Chiral Quest to dispose of or to hold separately all or a material portion of the business or assets of Surg or Chiral Quest, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement, the Minnesota Articles of Merger, the Pennsylvania Certificate of Merger or any of the other agreements attached as exhibits hereto, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

         (g) Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or other court, government or governmental authority or agency, which could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in SECTION 7.1(E).

         (h) Market Condition. There shall not have occurred any general suspension of trading on the New York Stock Exchange, the NASDAQ National Market System or the NASDAQ Small Cap Market System, or any suspension of trading in Surg Common Stock, or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets generally that would make completion of the Merger impossible.

         7.2 ADDITIONAL CONDITIONS TO OBLIGATION OF SURG. The obligation of Surg to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

         (a) Capitalization of Chiral Quest. Immediately prior to the Effective Time of the Merger, the number of outstanding Chiral Quest Membership Units shall be 11,500,000, plus outstanding securities or rights exercisable, exchangeable or convertible into no more than 1,210,000 Chiral Quest

Membership Units, including options and warrants, or any agreement or other instrument which may require Chiral Quest to issue Chiral Quest Membership Units.

         (b) Representations and Compliance. The representations and warranties of Chiral Quest set forth in ARTICLE III shall have been true and correct as of the date hereof, and, except to the extent such representations and warranties are made as of a specified date, shall be true and correct as of the Effective Date as if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on Chiral Quest. Chiral Quest shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

         (c) Officers' Certificate. Chiral Quest shall have furnished to Surg a certificate of the Chief Executive Officer and the Chief Financial Officer of Chiral Quest, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in SECTION 7.2(B) have been fulfilled.

         (d) Secretary's Certificate. Chiral Quest shall have furnished to Surg
(i) copies of the text of the resolutions by which the corporate action on the part of Chiral Quest necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Effective Date executed on behalf of Chiral Quest by its corporate secretary or one of its assistant corporate secretaries certifying to Surg that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and (iii) a copy of the Certificate of Organization of Chiral Quest, certified by the Secretary of State of Pennsylvania, and a certificate from the Secretary of State of Pennsylvania evidencing the good standing of Chiral Quest in such jurisdiction.

         (e) Shareholder Approval. The Required Surg Proposals shall have been approved by the Requisite Surg Shareholder Vote.

         (f) Legal Opinion. Surg shall have received a legal opinion from Maslon Edelman Borman & Brand, LLP, which opinion may be based on customary reliance and subject to customary qualifications, to the effect that that the issuance of the Merger Consideration is exempt from the registration requirements of the Securities Act.

         7.3 ADDITIONAL CONDITIONS TO OBLIGATION OF CHIRAL QUEST. The obligation of Chiral Quest to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

         (a) Capitalization of Surg. Immediately prior to the Effective Time of the Merger, the number of shares of authorized capital stock of Surg shall be 50,000,000, of which there shall be no more than 4,348,720 shares of Surg Common Stock issued and outstanding. Except as set forth on SCHEDULE 4.3(a), there shall be no outstanding securities exercisable, exchangeable or convertible into Surg Common Stock, including options, warrants and preferred stock, or any agreement or other instrument which may require Surg to issue Surg Common Stock, or securities exercisable, exchangeable or convertible into Surg Common Stock.

         (b) Cash Assets of Surg. Immediately prior to the Effective Time, Surg shall have cash of at least $3,000,000 and no liabilities, except to the extent the fees of attorneys, accountants and others engaged by Surg in connection with the Merger exceed $200,000.

         (c) OTCBB Listing. The parties shall not have received any notice that, following the Effective Time, the Surg Common Stock will be de-listed from the Over-the-Counter Bulletin Board.

         (d) Representations And Compliance. The representations and warranties of Surg set forth in ARTICLE IV shall have been true and correct as of the date hereof, and, except to the extent such representations and warranties are made as of a specified date, shall be true and correct as of the Effective Date as if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on Surg. Surg shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

         (e) Officers' Certificate. Surg shall have furnished to Chiral Quest a certificate of the Chief Executive Officer and the Chief Financial Officer of Surg, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in SECTION 7.3(D) have been fulfilled.

         (f) Secretary's Certificate of Merger Sub. Merger Sub shall have furnished to Chiral Quest (i) copies of the text of the resolutions by which the corporate action on the part of Merger Sub necessary to approve this Agreement, the Plan of Merger and the other transactions contemplated hereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporation secretary of Merger Sub dated as of the Effective Date certifying to Chiral Quest that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and (ii) a copy of the Articles of Incorporation of Merger Sub (as then in effect), certified by the Secretary of State of Minnesota, and a certificate from the Secretary of State of Minnesota evidencing the good standing of Merger Sub in such jurisdiction.

         (g) Secretary's Certificate of Surg. Surg shall have furnished to Chiral Quest (i) copies of the text of the resolutions by which the corporate action on the part of Surg necessary to approve this Agreement, the appointment of the directors of Surg to serve following the Effective Time and the other transactions contemplated hereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporation secretary of Surg dated as of the Effective Date certifying to Chiral Quest that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and (ii) a copy of the Articles of Incorporation of Surg (as then in effect), certified by the Secretary of State of Minnesota, and a certificate from the Secretary of State of Minnesota evidencing the good standing of Surg in such jurisdiction

         (h) Other Agreements And Resignations. Each of the officers and non-continuing directors of Surg immediately prior to the Effective Time shall deliver duly executed resignations from their positions with Surg effective immediately upon the Effective Time.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         8.1.   TERMINATION.  This Agreement may be terminated:

         (a) prior to the Effective Date by mutual consent of Chiral Quest and Surg, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;

         (b) by either Chiral Quest or Surg, if prior to and continuing up to the Effective Date there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement, or if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy as a result of no negligent or willful action by such party; or

         (c) by either Chiral Quest or Surg, if the amendments to the Articles of Incorporation of Surg increasing its authorized capital stock, as contemplated by SECTION 6.4(A), or if the Merger and this Agreement is not duly approved by the Members, including if a Member or shareholder meeting is not held as contemplated by the first sentence of SECTION 6.9;

         Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other party.

         8.2 AMENDMENT. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

         8.3 WAIVER. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

         8.4 NOTICE OF UNFULFILLED CONDITIONS. If either party shall determine prior to the Closing that it intends to refuse to consummate the Merger or any of the other transactions contemplated hereby because of any unfulfilled or unperformed condition set forth in this Agreement that is required to be performed or fulfilled by the other party, Surg or Chiral Quest, as the case may be, shall immediately notify the other of its intention to refuse to consummate such transactions in order to allow the other the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition with a reasonable period of time, but in no case later than fifteen (15) days from such notice, unless a longer period of time is granted in writing.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

            If to Chiral Quest:          c/o Paramount Capital Investments, LLC
                                         787 Seventh Avenue, 48th Floor
                                         New York, NY  10019
                                         Facsimile: (212) 554-4355
                                         Attn: Stephen C. Rocamboli

            With copies to:              Maslon Edelman Borman & Brand, LLP
                                         3300 Wells Fargo Center
                                         90 South 7th Street
                                         Minneapolis, Minnesota  55402
                                         Facsimile: (612) 672-8397
                                         Attn: William M. Mower, Esq.

            If to Surg or Merger Sub:    Surg II, Inc.
                                         800 Nicollet Mall, Suite 2690
                                         Minneapolis, MN 55402
                                         Facsimile: (612) 338-7332
                                         Attn: Kenneth W. Brimmer

            With copies to:              Felhaber, Fenlon & Vogt
                                         225 South Sixth Street, Suite 4200
                                         Minneapolis, Minnesota 55402-4302
                                         Facsimile: (612) 338-4608
                                         Attn: Roger H. Frommelt, Esq.


         All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; if delivered by registered or certified mail (postage prepaid and return receipt requested), when receipt acknowledged; if faxed or telecopied, on the first business day following the date of receipt, and the next day delivery after being timely delivered to a recognized overnight delivery service.

         9.2 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

         9.3 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

         9.4 MISCELLANEOUS. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof, except for that certain Standstill/Confidentiality Agreement by and between Surg and Chiral Quest dated July

12, 2002, the provisions of which shall remain in full force and effect; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

         9.5 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the parties set forth herein shall not survive the consummation of the Merger, but covenants that specifically relate to periods, activities or obligations subsequent to the Merger shall survive the Merger. In addition, if this Agreement is terminated pursuant to SECTION 8.1, the covenants contained in SECTIONS 6.2 AND 6.3(b) shall survive such termination.

         9.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         9.7 THIRD PARTY BENEFICIARIES. Except as provided in the next following sentence, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto. The provisions of SECTION 6.14 are intended for the benefit of Affiliates of Surg and Chiral Quest.

         9.8 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with the internal laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof.



    [Remainder of Page Left Intentionally Blank -- Signature Page to Follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed on the date first written above by their respective officers.

                                    SURG II, INC.


                                    By:       /s/ Kenneth W. Brimmer
                                        --------------------------------
                                        Kenneth W. Brimmer
                                        President and Chief Executive Officer


                                    CHIRAL QUEST, LLC



                                    By:       /s/ Alan Roth
                                        --------------------------------
                                        Name: Alan Roth
                                        Title: President and Chief Executive
                                               Officer


                                    CQ ACQUISITION, INC.



                                    By:       /s/ Kenneth W. Brimmer
                                        --------------------------------
                                        Kenneth W. Brimmer
                                        Chief Executive Officer

Attachments:

Exhibit A -- Plan of Merger
Exhibit B -- Minnesota Articles of Merger
Exhibit C -- Pennsylvania Certificate of Merger

Disclosure Schedules of Chiral Quest
         Schedule 2.5 -- Directors of Surviving Company
         Schedule 2.6 -- Directors of Surg
         Schedule 3.2 -- Authority Relative to Agreement; Non-Contravention
         Schedule 3.3 -- Capitalization
         Schedule 3.5 -- Litigation
         Schedule 3.6 -- Brokers or Finders
         Schedule 3.7 -- Absence of Undisclosed Liabilities
         Schedule 3.9 -- Leased Premises
         Schedule 3.10 -- Tax Matters
         Schedule 3.11 -- Contract and Commitments
         Schedule 3.12 -- Intellectual Property Rights
         Schedule 3.13 -- Employees
         Schedule 3.14 -- Employee Benefit Plans
         Schedule 3.15 -- Insurance
         Schedule 3.16 -- Affiliate Transactions
         Schedule 3.18 -- Environmental Matters
         Schedule 3.19 -- Absence of Certain Developments
         Schedule 3.23 - Members
Disclosure Schedules of Surg and Merger Sub
         Schedule 4.2 -- Authority Relative to this Agreement
         Schedule 4.3(a) -- Capitalization
         Schedule 4.6 -- Absence of Certain Developments
         Schedule 4.7 -- Absence of Undisclosed Liabilities
         Schedule 4.10 -- Broker or Finders
         Schedule 4.13 -- Leased Premises
         Schedule 4.15 -- Contracts and Commitments
         Schedule 4.16 -- Intellectual Property Rights
         Schedule 4.22 -- Environmental Matters


[Exhibits and schedules have been intentionally omitted, however, the Registrant agrees to furnish supplementally any omitted attachment upon request of the Commission.]